UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): February 14, 2005

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, 11th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 301-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 9, 2005, National Financial Partners Corp., a Delaware corporation (the “Company”), Blue Sky Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Highland Capital Holding Corporation, a Delaware corporation (“Highland”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Blue Sky will merge with and into Highland (the “Merger”), with Highland continuing as the surviving corporation. The press release with respect thereto is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Upon consummation of the Merger, the Company has agreed to pay up to $48.4 million in a combination of cash and Company common stock to the holders of Highland debt, preferred stock, options and common stock. The holders of Highland common stock may elect to receive Company common stock or a combination of Company common stock and cash. The value paid by the Company depends upon the elections of the holders as well as the average closing trading price, as reported by Dow Jones (or its successor corporation), of Company common stock for the twenty (20) consecutive trading days ending on, and including, the second trading day prior to the closing date. The transaction is subject to customary conditions and is expected to close in the second quarter of 2005.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Since October 1, 2004 through the date of this Current Report, the Company has issued, or agreed to issue, 523,788 shares of common stock with a value of approximately $19.4 million to principals in connection with acquisitions of firms. In addition, in connection with the Merger, the Company has agreed to issue additional shares of common stock to the holders of Highland debt, preferred stock, options and common stock as described in Item 1.01 above.

All of the transactions described above were transactions that were exempt from registration under the Securities Act of 1933 by virtue of the exemption provided under Section 4(2) for transactions not involving a public offering. Specifically, each of these transactions involved the offer of the Company’s securities to a limited number of offerees (and, in many of the cases, to a single offeree), all of whom were sophisticated investors (based, in substantially all cases, upon reasonable assurances provided by the investors that they were accredited investors within the meaning of Rule 501 promulgated under the Securities Act) and all of whom acknowledged that they were afforded the opportunity to access such information regarding the business, management and financial affairs of the Company as they required to make an investment decision. In addition, in each case the Company obtained reasonable assurances from the investors that they were acquiring the securities for investment purposes and not with a view to distribution. Further, all statements that were delivered to the investors evidencing their book-ownership of the securities contained legends referencing the fact that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, all of which was expressly acknowledged by the investors. Finally, in each case the offer was not made by means of any form of general solicitation.

Item 7.01	Regulation FD Disclosure.

Materials to be presented to investors and analysts at the Goldman Sachs Small Cap Growth Conference on March 10, 2005.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 9, 2005, among National Financial Partners Corp., Blue Sky Acquisition Corp., Highland Capital Holding Corporation and the other parties named therein.
99.1	Press Release dated March 9, 2005
99.2	National Financial Partners Corp. presentation at Goldman Sachs Small Cap Growth Conference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: March 10, 2005

By:	/s/ MARK C. BIDERMAN

Name:	Mark C. Biderman
Title:	Executive Vice President and Chief Financial Officer